Execution Version

Amendment No. 6

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 6 To Transfer Agency And Shareholder Services Agreement, dated as of May 5, 2023 (“Amendment No. 6”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Metropolitan West Funds (the “Investment Company”) and each portfolio of the Investment Company listed on Schedule B to the Amended Agreement (as defined below).

Background

BNYM and the Investment Company previously entered into the Transfer Agency And Shareholder Services Agreement, made as of March 31, 2013, Amendment No. 1 to Transfer Agency And Shareholder Services Agreement, dated as of March 31, 2017, Amendment No. 2 to Transfer Agency And Shareholder Services Agreement, dated as of June 29, 2018, and Amendment No. 3 To Transfer Agency And Shareholder Services Agreement, executed as of January 8, 2019 and effective as of May 25, 2018, and Amendment No. 4 to Transfer Agency and Shareholder Services Agreement, dated as of December 12, 2019, and Amendment No. 5 to Transfer Agency and Shareholder Services Agreement, dated as of March 31, 2021 (collectively, the “Current Agreement”). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 6.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is hereby amended as follows:

(a)	Section 13(a) is deleted and replaced in its entirety with the following:

(a)

This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until 11:59 pm (Eastern time) on March 31, 2025 (the “Initial Term”).

(b)	Section 13(b) is deleted and replaced in its entirety with the following:

(b)      This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Funds or BNYM gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, (i) the Funds shall be entitled at any time to terminate this Agreement as between the Funds and BNYM on not less than one hundred eighty (180) days prior written notice to BNYM and (ii) BNYM shall be entitled at any time to terminate this Agreement as between BNYM and the Fund on not less than one hundred eighty (180) days prior written notice to the Fund. The provisions of Section 13(d)(ii)-(iii) of the Agreement will not apply to any such termination by the Funds upon one hundred eighty days prior written notice to BNYM.

Execution Version

2.        Remainder of Current Agreement. Except as specifically modified by this Amendment No. 6, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.        Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 6.

4.        Entire Agreement. This Amendment No. 6 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.        Signatures; Counterparts.    The parties expressly agree that this Amendment No. 6 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 6, by a manual signature on a copy of Amendment No. 6 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 6 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 6 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 6 or of executed signature pages to counterparts of this Amendment No. 6, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 6 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 6.

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Execution Version

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 6 To Transfer Agency And Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 6 by Electronic Signature, affirms authorization to execute this Amendment No. 6 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 6 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:

Name:

Title:

Metropolitan West Funds On behalf of the Investment Company and each Fund, each in its individual and separate capacity

By:

Name:

Title: